UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2021

Black Creek Industrial REIT IV Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56032	47-1592886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

Dealer Manager Agreement

On December 14, 2021, Black Creek Industrial REIT IV Inc. (the “Company,” “we,” “us” or “our”) entered into the Amended and Restated Dealer Manager Agreement (the “A&R Dealer Manager Agreement”) with Ares Wealth Management Solutions, LLC (the “Dealer Manager”). The A&R Dealer Manager Agreement, which has an effective date of January 1, 2022, amends and restates the Dealer Manager Agreement, dated as of July 30, 2021, by and between the Company and the Dealer Manager, to reduce the rate at which the distribution fee payable on shares of Class W shares of the Company’s common stock will be paid from 0.50% of net asset value (“NAV”) per annum to 0.25% of NAV per annum. The terms of the A&R Dealer Manager Agreement are otherwise substantially the same as the terms of the prior Dealer Manager Agreement.

The foregoing description of the A&R Dealer Manager Agreement is qualified in its entirety by reference to the full text of the A&R Dealer Manager Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On December 9, 2021, BCI IV 1 Stanley Drive LLC, BCI IV 485 DC LLC, BCI IV Arrow Route DC LLC, BCI IV Harvill Business Center LP, BCI IV Lodi DC LLC, BCI IV Logistics Center at 33 LLC, BCI IV Princess Logistics Center LLC, BCI IV Stockton DC LP, BCI IV Valwoods Crossroads DC LP and BCI IV York DC LLC, each an indirect subsidiary of the Company (collectively, the “Borrower”), entered into a secured loan agreement with Teachers Insurance and Annuity Association of America (the “Lender”) for an aggregate principal amount of $461.1 million (the “TIAA Facility”). The TIAA Facility is non-recourse except for (i) standard carve-outs including those relating to environmental matters, intentional misrepresentations by the Borrower, misappropriation of funds, waste, unapplied security deposits, taxes and failure to maintain insurance and (ii) full recourse for voluntary bankruptcy and/or certain involuntary bankruptcy of the Borrower and violation by the Borrower of certain covenants as further described in the loan agreement. The recourse obligations will be guaranteed by Black Creek Industrial REIT IV Operating Partnership LP (the “Operating Partnership”), the Company’s operating partnership. In connection with the terms of the guaranty, the Operating Partnership is required to maintain certain net worth requirements during the term of the TIAA Facility. The TIAA Facility bears a fixed interest rate of 2.85% per year; requires interest-only monthly payments for the term of the loan and has a contractual maturity of January 1, 2029. Starting on May 1, 2023, the TIAA Facility may be repaid in full prior to maturity, with 15 days’ prior written notice to the Lender and subject to a prepayment premium as further described in the loan agreement. The TIAA Facility may be prepaid without a premium during the last 18 months of the loan term.

The TIAA Facility is cross-collateralized and secured by first priority mortgages, deeds of trust or similar security instruments, assignments of leases and rents and security interests in each of the buildings in the 485 Distribution Center, 1 Stanley Drive, Arrow Route Distribution Center, Harvill Business Center, Lodi Distribution Center I & II, Logistics Center at 33, Princess Logistics Center, York Distribution Center, Stockton Distribution Center and Valwood Crossroads A & B (collectively, the “Properties”).

The Lender may exercise certain rights under the loan documents, including the right to accelerate payment of the entire balance of the loan (including fees and the prepayment premium), upon events of default. The loan documents contain customary events of default with corresponding grace periods, including, without limitation, payment defaults, bankruptcy-related defaults and defaults caused by a failure by the Borrower to perform certain of its obligations under the loan documents or by a breach by the Borrower of its representations and warranties in the loan documents. The loan documents also contain customary financial, leasing and environmental covenants, cash management requirements, requirements regarding the management and maintenance of the Properties and maintenance of insurance on the Properties, transfer restrictions and limitations on the incurrence of debt and granting of liens.

The Borrower will be required to pay certain fees and expenses to the Lender in connection with the TIAA Facility.

The preceding summary does not purport to be a complete summary of the TIAA Facility, and is qualified in its entirety by reference to the TIAA Facility loan agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 8.01    Other Events.

Most Recent Transaction Price and Net Asset Value Per Share

January 1, 2022 Transaction Price

The transaction price for each share class of our common stock for subscriptions to be accepted as of January 1, 2022 (and distribution reinvestment plan issuances following the close of business on December 31, 2021 and share redemptions as of December 31, 2021) is as follows:

Transaction Price
Share Class	(per share)
Class T	$11.9630
Class W	$11.9630
Class I	$11.9630

The transaction price for each of our share classes is equal to such class’s net asset value (“NAV”) per share as of November 30, 2021. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

November 30, 2021 NAV Per Share

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.bcindustrialiv.com and is also available on our toll-free, automated telephone line at (888) 310-9352. With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S. Inc., a third-party valuation firm, to serve as our independent valuation advisor (“Altus Group” or the “Independent Valuation Advisor”) with respect to providing monthly real property appraisals, reviewing annual third-party real property appraisals, reviewing the internal valuations of debt-related assets and liabilities performed by BCI IV Advisors LLC for periods prior to July 1, 2021 and Ares Commercial Real Estate Management LLC for periods thereafter (the “Advisor”), helping us administer the valuation and review process for the real properties in our portfolio, and assisting in the development and review of our valuation procedures. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio, real estate-related assets, and other assets and liabilities within our portfolio for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions. Although third-party appraisal firms, the Independent Valuation Advisor, or other pricing sources may consider any comments received from us or our Advisor or other valuation sources for their individual valuations, the final estimated fair values of our real properties are determined by the Independent Valuation Advisor and the final estimates of fair values of our real estate-related assets, our other assets, and our liabilities are determined by the applicable pricing source, subject to the oversight of our board of directors. With respect to the valuation of our real properties, the Independent Valuation Advisor provides our board of directors with periodic valuation reports and is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation and review process generally. Unconsolidated real properties held through joint ventures or partnerships are valued by such joint ventures or partnerships according to their valuation procedures. At least once per calendar year, each unconsolidated real property asset will be appraised by a third-party appraiser. If the valuation procedures of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real properties, the Advisor will determine the estimated fair value of the unconsolidated real properties for those interim periods. All parties engaged by us in connection with our valuation procedures, including the Independent Valuation Advisor, ALPS Fund Services Inc. (“ALPS”), and our Advisor, are subject to the oversight of our board of directors. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate. At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures with input from the Independent Valuation Advisor. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it: (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination; or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures. Please see our valuation procedures filed as an exhibit to our Current Report on Form 8-K filed with the SEC on June 15, 2021, for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the Independent Valuation Advisor.

Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with generally accepted accounting principles (“GAAP”), involve adjustments from historical cost. There are certain factors which cause NAV to be different from total equity or stockholders’ equity on a GAAP basis. Most significantly, the valuation of our real assets, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Advisor. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. Another example that will cause our NAV to differ from our GAAP total equity or stockholders’ equity is the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV. The fair values of our assets and certain liabilities are determined using widely accepted methodologies and, as appropriate, the GAAP principles within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures and are used by ALPS in calculating our NAV per share. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”), which may be or were held directly or indirectly by the Advisor, our former sponsor, members or affiliates of our former sponsor, and third parties, and “Aggregate Fund NAV” means the NAV of all the Fund Interests.

The following table sets forth the components of Aggregate Fund NAV as of November 30, 2021 and October 31, 2021:

	As of
(in thousands)	November 30, 2021	October 31, 2021
Investments in industrial properties	$4,808,250	$4,496,550
Investment in unconsolidated joint venture partnership	149,695	143,208
DST Program Loans	50,365	43,333
Cash and cash equivalents	160,843	146,540
Other assets	38,725	34,047
Line of credit, term loans and mortgage notes	(1,627,000)	(1,479,000)
Financing obligations associated with our DST Program	(414,080)	(287,033)
Other liabilities	(70,856)	(75,968)
Accrued performance participation allocation	(63,186)	(56,191)
Accrued fixed component of advisory fee	(3,578)	(3,383)
Aggregate Fund NAV	$3,029,178	$2,962,103
Total Fund Interests outstanding	253,213	250,667

The following table sets forth the NAV per Fund Interest as of November 30, 2021 and October 31, 2021:

		Class T	Class W	Class I
(in thousands, except per Fund Interest data)	Total	Shares	Shares	Shares	OP Units
As of November 30, 2021
Monthly NAV	$3,029,178	$2,437,561	$155,335	$420,595	$15,687
Fund Interests outstanding	253,213	203,759	12,985	35,158	1,311
NAV Per Fund Interest	$11.9630	$11.9630	$11.9630	$11.9630	$11.9630
As of October 31, 2021
Monthly NAV	$2,962,103	$2,391,682	$149,716	$405,210	$15,495
Fund Interests outstanding	250,667	202,395	12,670	34,291	1,311
NAV Per Fund Interest	$11.8169	$11.8169	$11.8169	$11.8169	$11.8169

The NAV per Fund Interest increased by approximately $0.15, or 1.2%, compared to our NAV per Fund Interest as of October 31, 2021, primarily as a result of strong leasing, above-average market rent growth, and strengthening capital markets.

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe the Dealer Manager under the terms of the dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for shares of our common stock. As of November 30, 2021, we estimated approximately $87.1 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

Investment in unconsolidated joint venture partnership as of November 30, 2021 includes a minority interest discount on the real property valuation component of the unconsolidated joint venture valuation to account for the restricted salability or transferability of those real properties given our minority ownership interest in Build-To-Core Industrial Partnership II LP (the “BTC II Partnership”). We estimate the fair value of our minority ownership interest in the BTC II Partnership as of November 30, 2021 would have been $13.5 million higher if a minority discount had not been applied, meaning that if we used the estimated fair value without the application of the minority discount, our NAV as of November 30, 2021 would have been higher by approximately $13.5 million, or $0.05 per share, not taking into account all of the other items that impact our monthly NAV. Because we are currently exploring strategic alternatives for the BTC II Partnership, we currently anticipate that the minority discount will be eliminated on or before February 28, 2022, thereby having a positive impact on our NAV. This does not take into account all of the other items that impact our monthly NAV and may offset the impact of the elimination of the discount to some extent, such as transaction expenses associated with any strategic alternative.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on our stockholders’ ability to redeem shares under our share redemption program and our ability to suspend our share redemption program at any time. Our NAV generally does not reflect the potential impact of exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold today. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Our NAV is not a representation, warranty or guarantee that: (i) we would fully realize our NAV upon a sale of our assets; (ii) shares of our common stock would trade at our per share NAV on a national securities exchange; and (iii) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

The valuations of our real properties as of November 30, 2021 excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties, were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table:

Weighted-
Average Basis
Exit capitalization rate	4.9%
Discount rate / internal rate of return	5.9%
Average holding period (years)	10.2

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real property. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties, excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties:

			Increase
			(Decrease) to
	Hypothetical		the NAV of Real
Input	Change		Properties
Exit capitalization rate (weighted-average)	0.25	% decrease	3.7%
	0.25	% increase	(3.4)%
Discount rate (weighted-average)	0.25	% decrease	2.1%
	0.25	% increase	(2.1)%

From November 1, 2017 through January 31, 2020, we valued our debt-related investments and real estate-related liabilities generally in accordance with fair value standards under GAAP. Beginning with our valuation for February 29, 2020, our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein), including those subject to interest rate hedges, were valued at par (i.e. at their respective outstanding balances). In addition, because we utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge is treated as one financial instrument which is valued at par if intended to be held to maturity. This policy of valuing at par applies regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes. As of November 30, 2021, we classified all of our debt as intended to be held to maturity.

November 2021 Distributions

We have declared monthly distributions for each class of our common stock. To date, each class of our common stock has received the same gross distribution per share. Monthly gross distributions were $0.0454 per share for each share class for the month of November 2021 and were paid to all stockholders of record as of the close of business on November 30, 2021. The net distribution per share is calculated as the gross distribution per share less any distribution fees that are payable monthly with respect to Class T shares and Class W shares. Since distribution fees are not paid with respect to Class I shares, the net distributions payable with respect to Class I shares are equal to the gross distributions payable with respect to Class I shares. The table below details the net distributions for each class of our common stock for the period presented:

Net Distributions per Share
		Class T	Class W	Class I
Month	Pay Date	Share	Share	Share
November 2021	12/1/2021	$0.037	$0.041	$0.045

Update on Assets

As of November 30, 2021, our leverage ratio was approximately 31.8% (calculated as our total borrowings outstanding divided by the fair value of our real property plus our net investment in an unconsolidated joint venture partnership plus cash and cash equivalents).

As of November 30, 2021, we directly owned and managed a real estate portfolio that included 170 industrial buildings totaling approximately 33.2 million square feet located in 27 markets throughout the U.S., with 289 customers, and was 96.6% occupied (97.5% leased) with a weighted-average remaining lease term (based on square feet) of 4.2 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.

Additionally, we owned and managed one building in the pre-construction phase totaling approximately 0.1 million square feet as of November 30, 2021. During the month ended November 30, 2021, we directly acquired nine buildings comprised of approximately 1.8 million square feet for an aggregate total purchase price of approximately $261.9 million. During the month ended November 30, 2021, we leased approximately 40,000 square feet of new and future leases, within our total portfolio.

Additionally, we owned and managed 27 buildings totaling approximately 6.3 million square feet through our minority ownership interest in the BTC II Partnership as of November 30, 2021. In addition, through our minority joint venture partnership, we owned and managed eight buildings either under construction or in the pre-construction phase totaling approximately 2.4 million square feet as of November 30, 2021.

The following table sets forth the top ten geographic allocations of our real estate portfolio based on fair value as of November 30, 2021:

($ and square feet in thousands)	Number of Buildings	Fair Value of Real Property	% of Fair Value
Southern California	16	$620,000	12.9%
New Jersey	13	490,050	10.2
Pennsylvania	17	387,350	8.1
Seattle	11	307,950	6.4
Central Valley	9	301,700	6.3
Dallas	8	246,550	5.1
Bay Area	3	233,550	4.8
San Diego	7	205,800	4.3
Las Vegas	7	189,000	3.9
Reno	6	178,800	3.7
Other	73	1,647,500	34.3
Total Portfolio	170	$4,808,250	100.0%

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Amended and Restated Dealer Manager Agreement, dated December 14, 2021, and effective as of January 1, 2022, by and between Black Creek Industrial REIT IV Inc. and Ares Wealth Management Solutions, LLC.

10.2

Loan Agreement, dated as of December 9, 2021, by and among BCI IV 485 DC LLC, BCI IV Valwood Crossroads DC LP, BCI IV Logistics Center at 33 LLC, BCI IV Harvill Business Center LP, BCI IV Princess Logistics Center LLC, BCI IV 1 Stanley Drive LLC, BCI IV York DC LLC, BCI IV Stockton DC LP, BCI IV Arrow Route DC LLC, BCI IV Lodi DC LLC and Teachers Insurance and Annuity Association of America.

99.1	Consent of Altus Group U.S. Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements regarding the estimates and assumptions used in the calculation of our NAV per Fund Interest. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective customers, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our customers’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, customer bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent periodic and current reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACK CREEK INDUSTRIAL REIT IV INC.

December 15, 2021	By:	/s/ SCOTT A. SEAGER
Name: Scott A. Seager
Title: Senior Vice President, Chief Financial Officer and Treasurer